EXHIBIT 4.9



                      SECOND AMENDMENT TO RIGHTS AGREEMENT



     THIS SECOND AMENDMENT to the Rights Agreement (the "Rights Agreement") dated as of September 11, 1996, between Empire of Carolina, Inc. and American Stock Transfer & Trust Company as Rights Agent ("American Stock Transfer") is dated as of the 12th day of June 1997.

         WHEREAS, following the consummation of the transactions contemplated by that certain Securities Purchase Agreement dated as of May 5, 1997 among the Corporation, HPA Associates L.L.C., a Delaware limited liability company, and EMP Associates L.L.C., a Delaware limited liability company, as amended by Amendment No. 1 thereto (as amended, the "Securities Purchase Agreement"), the Company will have issued securities convertible into or exercisable for a substantial number of shares of the Corporation's Common Stock and certain investors will beneficially own securities convertible into or exercisable for significant levels of the Corporation's outstanding Common Stock; and

         WHEREAS, the Board of Directors of the Company believes that it is in the best interests of the Company and its stockholders that the Rights Agreement be amended as set forth herein; and

         WHEREAS, Section 27 of the Rights Agreement authorizes the Board of Directors of the Company and the Rights Agent to adopt the proposed amendment without the approval of the Company's stockholders;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties agree to amend the Rights Agreement as follows:

         1. Section 1(a) of the Rights Agreement is hereby amended by deleting
Section 1(a) thereof in its entirety and substituting the following therefor:

                  (a) "Acquiring Person" means any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the aggregate number of Fully-Diluted Common Shares of the Company, but shall in no event include any Exempt Person. Notwithstanding the foregoing, (i) no Person shall become an "Acquiring Person" as the result of (A) an acquisition of Common Shares by the Company which, by reducing the number of the Company's Common Shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Fully-Diluted Common Shares or (B) the lapse, forfeiture, cancellation, termination or expiration without exercise or conversion into Common Shares of the Company of any stock option, warrant, convertible security or other right to acquire Common Shares; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Fully-Diluted

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         Common Shares of the Company by reason of share acquisitions by the
         Company or the lapse, forfeiture, cancellation, termination or expiration without exercise or conversion into Common Shares of any stock option, warrant, convertible security or other right to acquire Common Shares of the Company and shall, after such share acquisitions by the Company or such lapse, forfeiture, cancellation, termination or expiration, (A) acquire, in one or more transactions, beneficial ownership of an additional number of Common Shares which exceeds the lesser of 10,000 Common Shares or 0.25% of the then-outstanding Common Shares and (B) beneficially own after such acquisition 15% or more of the Fully-Diluted Common Shares of the Company at such time, then such Person shall be deemed to be an "Acquiring Person" and (ii) if the Board of Directors determines in good faith that a Person who would otherwise be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

         2. Section 1 of the Rights Agreement is hereby amended by inserting the following immediately after Section 1(l) thereof:

                  (m) "Fully-Diluted Common Shares" means the sum of (A) the aggregate number of Common Shares of the Company then outstanding and
         (B) the aggregate number of Common Shares of the Company then issuable upon the exercise of all outstanding stock options, warrants, convertible securities, and other rights to acquire Common Shares of the Company then outstanding.

         3. Section 1 of the Rights Agreement is hereby amended by redesignating paragraphs (m) through (y) thereof as paragraphs (n) through (z).

         4. Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Rights Agreement.

         5. Except as expressly amended hereby, the Rights Agreement remains in full force and effect.

         6. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware, and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and performed entirely within such State.

         7. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                                    EMPIRE OF CAROLINA, INC.
Attest:

By /s/ Lawrence Geller                              By /s/ Steven Geller
------------------------------------                -------------------------
Name:  Lawrence Geller                              Name:  Steven Geller
Title: General Counsel and Secretary                Title: Chairman and Chief
                                                           Executive Officer


                                                    AMERICAN STOCK TRANSFER &
                                                    TRUST COMPANY
Attest:

By   [SIGNATURE]                                    By /s/ Herbert J. Lemmer
------------------------------------                -------------------------
Name:                                               Name:  Herbert J. Lemmer
Title:                                              Title: Vice President




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